EXHIBIT 10.26

Monarch America, Inc.

July 30, 2015

Kevin Malone

Re:	Employment Terms

Dear Kevin:

This letter shall memorialize your compensation as Vice President Corporate Finance of Monarch America, Inc., a Nevada corporation (the "Company").The Company is also appointing you as a director. We thank you for your continued support and all your efforts on behalf of the Company.

For each month you remain with the Company as Vice President, you will be entitled to $3,000 in cash.

We will also pay you for traveling expenses in connection with your duties to the Company; any travel expense in excess of $100 requires the written approval of the President of the Company. All reimbursement will be made against original receipts and otherwise in accordance with the Company's general expense reimbursement policies and procedures.

You should be aware that your position with the Company constitutes "at-will" employment. This means that your relationship with the Company may be terminated at any time, with or without cause. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the terms of your employment with the Company. If you decide that you no longer desire to remain employed by the Company, we hope you will provide us with no less than 30 days' prior written notice of your decision.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Specifically, but not to limit the foregoing, you are not to, directly or indirectly, whether alone or as a partner, principal, agent, employee, consultant, proprietor, director, officer, employee, member, joint venture, creditor, shareholder, owner, manager or otherwise, be employed by, act as a consultant to or be an owner or participate in the ownership, management, operation or control of any company involved directly or indirectly with cannabis or any cannabis related product.

As a Company employee, you will be expected to abide by all federal or state laws and in accordance of normal industry practices, subject to all parties' acknowledgment that federal law currently purports to prohibit the manufacture, growing, sale, possession, and distribution of marijuana. You also agree to maintain the confidentiality of all confidential and proprietary information of the Company.

You agree that any dispute or claim relating to or arising out of our employment relationship shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in the State of Colorado. However, we agree that this arbitration provision shall not apply to disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information or the breach or threatened breach of the non-compete provision contained above.

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This letter represents the entire agreement and understanding between you and the Company concerning your relationship with the Company and supersedes in its entirety all prior agreements and understandings concerning your relationship with the Company, whether written or oral.

In accepting this offer, you represent and warrant to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company, and (c) you do not have and will not bring with you to your employment with the Company any document, record or other confidential information belonging to a former employer. Each of these representations and warranties is a material inducement to the making of this offer and a condition to your continued employment, and you agree that a termination of your employment by the Company in the event of a breach of any of them would be with cause and not subject to an opportunity to cure.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and an authorized director or officer of the Company. As this letter relates to employment to be performed for a company with headquarters in the State of Colorado, this letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Colorado. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision, as though the offending provision had been stricken in the most narrow manner possible.

[Signature Page to Follow]

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To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter will expire if not accepted and returned by you on or before July 31, 2015.

Sincerely,
Monarch America, Inc.
By:	/s/ Eric Hagen
President and CEO

ACCEPTED and AGREED TO this

30th day of July 2015

/s/ Kevin Malone

Kevin Malone

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